Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Old National Bancorp of our report dated February 22, 2023, with respect to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Old National Bancorp for the year ended December 31, 2022.

/s/ Crowe LLP

Crowe LLP

Louisville, Kentucky

May 31, 2023